                                                                             15.

                                                                Exhibit 11


                             CALCULATION OF AVERAGE
                          NUMBER OF SHARES OUTSTANDING
                            (In thousands of shares)




                                                   Thirteen Weeks Ended                    Thirty-nine Weeks Ended
                                              ------------------------------            -------------------------------
                                               Oct. 1,              Oct. 2,              Oct. 1,               Oct. 2,
                                                1995                 1994                  1995                 1994
                                              --------            ----------            ---------             ---------
Number of shares of
Class A and Class B
stock outstanding
at beginning of
period                                           11,041              11,713                 11,346                 11,713

Issuance of shares of
Class B common stock
(weighted), net of
forfeiture of restricted stock awards                1                  --                     19                     --

Repurchase of Class B
common stock (weighted)                             (36)               (225)                  (266)                   (91)

Unexercised stock option
equivalent shares computed under the
"treasury stock method"                              13                   4                      9                      5
                                                 ------              ------                 ------                 ------

Average number of
shares outstanding
during the period                                11,019              11,492                 11,108                 11,627
                                                 ======              ======                 ======                 ======